June 13, 2001


Board of Directors and Shareholders
Designs, Inc.
66 B Street
Needham, MA  02494

Dear Sirs:

Note 2 of Notes to the Consolidated Financial Statements of Designs, Inc. (the "Company") included in its Quarterly Report on Form 10-Q for the quarter ended May 5, 2001 describes a change in the method of accounting for inventory wherein the Company has changed from the last-in first-out ("LIFO") to the first-in first-out ("FIFO") method of accounting. There are no authoritative criteria for determining a preferable inventory cost-flow method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change for the stated reasons, is
preferable in your circumstances.   We have not conducted an audit in
accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to February 3, 2001, and therefore we do not express any opinion on any financial statements of Designs, Inc. subsequent to that date.

                                    Very truly yours,


                                   /s/ Ernst & Young LLP